EXHIBIT 99.1

Citius Pharmaceuticals Completes Acquisition of Leonard-Meron Biosciences

•	Acquisition provides Citius with a phase 3 ready critical care product

•	Myron Holubiak appointed as President and Chief Executive Officer of Citius

•	LMB's senior executives join Citius and enhance management team

•	Merger creates numerous opportunities for growth

Maynard, MA; April, 4th,2016 (PR NEWSWIRE) – Citius Pharmaceuticals, Inc. (OTCQB: CTXR) ("Citius") today announced completion of the acquisition of Leonard-Meron Biosciences, Inc. ("LMB"). Pursuant to the acquisition, Citius acquired all of the outstanding shares of LMB common stock in exchange for shares of Citius common stock.

LMB is a private, late-stage specialty pharmaceutical company focused on the development and commercialization of critical care products with a concentration on anti-infective drugs. LMB's leading drug candidate, Mino-Lok™, is an antibiotic lock solution used to treat patients with catheter-related bloodstream infections ("CRBSIs"). Mino-Lok™ is a patent-protected, novel solution containing minocycline, edetate (disodium EDTA), and ethyl alcohol, which act to break down bacterial biofilm, eradicate the bacteria, provide anti-clotting properties to maintain patency, and salvage the indwelling central venous catheter ("CVC"). Mino-Lok™ is entering phase 3 trials after demonstrating safety in its phase 2b trial conducted at the MD Anderson Cancer Center in Houston. Recently, the U.S. Food and Drug Administration ("FDA") granted a Qualified Infectious Disease Product ("QIDP") designation for Mino-Lok™. Receiving QIDP designation means that Mino-Lok™ is now eligible for Fast Track designation, Priority Review, and a five-year extension of market exclusivity.

"Management is excited with the acquisition which has provided us immediate access to Mino-Lok™, a phase 3 ready program in a billion-dollar industry," said Mr. Leonard Mazur, Chairman of the Board of Directors of Citius. "We are especially pleased with the expansion of our management team to include industry veteran, Mr. Myron Holubiak, who has assumed the position of our Chief Executive Officer and is now directing all of our business and development programs including our prescription hemorrhoid treatment. Mr. Holubiak has an extensive background in pharmaceutical general management, having been president of Roche Labs Inc., and also in a number of related disciplines including health economics, an increasingly important perspective in healthcare today. We are now prepared to seek additional opportunities to expand our product pipeline in critical care and associated treatment areas while conforming to our growth philosophy of developing and introducing drug products that address unmet medical needs and provide cost-effective solutions in today's healthcare world. We are at the forefront of an exciting time for Citius".

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Prior to the acquisition, Mr. Leonard Mazur was the Chief Executive Officer and Chairman of the Board of Directors of Citius and a principal stockholder of LMB; and, Mr. Myron Holubiak was the President and Chief Executive Officer of LMB, a significant stockholder of LMB, and a director of Citius. Pursuant to the acquisition, Mr. Holubiak assumed the role of President and Chief Executive Officer of Citius and will continue as a director of Citius, and Mr. Mazur will remain as the Chairman of the Board of Citius. All key employees of LMB joined the combined company in their respective roles pursuant to the acquisition.

About Citius Pharmaceuticals, Inc.

Citius is a specialty pharmaceutical company dedicated to the development and commercialization of therapeutic products for healthcare markets where there are unmet needs using innovative, patented or proprietary formulations of pharmaceutical products. Citius seeks new and expanded indications for previously approved pharmaceutical products as a means to achieving leading market positions or potential market exclusivity. By using previously approved drugs with substantial safety and efficacy data, we seek to reduce the risks associated with pharmaceutical product development. We seek to achieve these objectives by utilizing the FDA's 505(b)(2) pathway for our new drug approvals. We believe this pathway is comparatively faster, lower risk and less expensive than the FDA's traditional new drug approval pathway. In addition, we focus on obtaining intellectual property protection with the objective of listing relevant patents in the FDA Orange Book in order to limit generic competition.

About Leonard-Meron Biosciences, Inc.

LMB is a private, late-stage specialty pharmaceutical company focused on the development and commercialization of critical care products with a concentration on anti-infective drugs. LMB is developing Mino-Lok™, an antibiotic lock solution used to treat patients with catheter-related bloodstream infections that is entering phase 3 trials. Recently, the FDA granted a Qualified Infectious Disease Product designation for the antibiotic lock solution, Mino-Lok™. Receiving QIDP designation means that Mino-Lok™ is now eligible for additional FDA incentives in the approval and marketing pathway, including Fast Track designation and Priority Review, and a five-year extension of market exclusivity.

About MD Anderson

The University of Texas MD Anderson Cancer Center in Houston ranks as one of the world's most respected centers focused on cancer patient care, research, education and prevention. The institution's sole mission is to end cancer for patients and their families around the world. MD Anderson is one of only 45 comprehensive cancer centers designated by the National Cancer Institute ("NCI"). MD Anderson is ranked number1 for cancer care in U.S. News & World Report's "Best Hospital's" survey. It has ranked as one of the nation's top two hospitals since the survey began in 1990, and has ranked first for 11 of the past 14 years. MD Anderson receives a cancer center support grant from the NCI of the National Institutes of Health (P30 CA016672).

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